SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: SECURITY MUTUAL VARIABLE ANNUITY ACCOUNT ONE

Address of Principal Business Office:
     Security Mutual Building
     100 Court Street
     Binghamton, New York 13902-1625

Telephone Number: (800) 469-4545

Name and Address of Agent for Service of Process:
     Susan E. Mistretta, Esq.
     Vice President and Associate General Counsel
     Security Mutual Life Insurance Company
     Security Mutual Building
     100 Court Street
     Binghamton, New York 13902-1625

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Binghamton and State of New York on the 29th day of September, 1997.

                                SIGNATURE: SECURITY MUTUAL VARIABLE ANNUITY
                                           ACCOUNT ONE
                                               Registrant

                                       By: Security Mutual Life Insurance
                                           Company of New York

                                       By: /s/ F. DAVID MISTRETTA
                                           -----------------------------------
                                                     Secretary


ATTEST:           /s/ SUSAN E. MISTRETTA
        -------------------------------------------
                             Name

        Vice President and Associate General Counsel
        --------------------------------------------
                            Title